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                                                                    EXHIBIT 10.1

                     [LETTERHEAD OF SILVERADO APPEARS HERE]

Personal and Confidential

Mr. Timothy G. Bruer
939 Descanso Drive
La Canada, CA 91011

Dear Tim:

        I have enjoyed the process of getting better acquainted with you over the past several weeks in both Pasadena and Tulsa. Furthermore, I appreciate all of the time and thought that you have committed to better understanding Silverado Foods, Inc. ("the Company" or "Silverado") and to exploring the senior operating management/leadership role with the Company. My colleagues and I believe that you possess the skills, experiences and strategic vision required to lead Silverado to increasing levels of success in the future. As such, I am pleased to extend you an offer of employment with Silverado under the terms and conditions outlined below.

        I. Title, Responsibilities and Reporting Relationship:

        President and Chief Executive Officer
        Silverado Foods, Inc.

        Reporting directly to me in my capacity as Chairman and working with members of the Board of Directors as appropriate, you will assume strategic, operational, and financial management responsibility for the Company and its performance. Specifically, you will have direct functional responsibility for developing and implementing the Company's growth strategies, focusing on both internal and acquisitive growth, as well as establishing the Company's operating plans, budgets and performance targets. You will actively seek and develop new product opportunities and strategies for expanding Silverado's channels of distribution. In addition, you will maintain a team-oriented working environment that promotes open discussion of important issues, a high level of personal commitment and accountability to the business, and a continued focus on profitability, quality and customer service. You will be expected to represent the Company, as appropriate, with major customers, market contacts, regulators, the investment community and others, and take on such special projects as may be requested by me or the Board of Directors. It is our expectation that Silverado's brand equity will grow significantly and consistently in the future under your leadership, and that this growth in brand equity will be reflected by corresponding growth in the price of Silverado's common stock.

        II. Compensation: We have tailored a compensation program which aligns your interests and performance targets with those of Silverado's shareholders, and mirrors Silverado's compensation philosophy and my expectations relative to your future contributions to the



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Mr. Timothy G. Bruer
Page 2 of 5                                                   February 28, 1997


Company. Your compensation package will include a base salary, performance bonus, restricted stock and stock options.


        A. Base Salary: The annualized amount of $250,000, payable by-monthly. Performance and salary reviews will be conducted on an annual basis in accordance with Company policy. Adjustment to your base salary, if any, will be based upon individual and Company performance and shall be effective as of the beginning of the calendar year.

        B. Performance Bonus: Bonuses at Silverado are completely discretionary. The Company does not guarantee bonus awards as a matter of corporate policy. You will be eligible to receive a performance bonus in the range of zero to seventy-five percent (75%) of your base salary, based upon individual and Company (operational and financial) performance against mutually agreed-upon targets. Awards under this program, if any, are made annually in February for the preceding calendar year. Performance targets for the following calendar year will be mutually agreed upon at the close of the preceding calendar year. Your performance bonus for calendar year 1997 will be calculated as if you had commenced employment with the Company on the first day of this calendar year.

        C. Stock: The Board of Directors and I believe that a significant portion of the total compensation of our senior executive should include meaningful awards of equity, thereby linking their rewards to the performance of the stock and the growth of shareholder wealth. In accordance with this philosophy and as a demonstration of our commitment to you, the Company will grant you the following awards of restricted stock and stock options. These awards have been confirmed by the Board of Directors.

                1. Restricted Stock - You will be awarded 50,000 shares of stock upon the commencement of your employment. At the same time, you will also be awarded 50,000 shares of restricted stock. The restricted stock will vest ratably over a two year period from the date of award. Subsequent awards of restricted stock, if any, will be made on a periodic basis based upon my evaluation of your performance and potential, as confirmed by the Board of Directors.

                2. Stock Options - You will participate in the Company's stock option program. Awards to you under this program will be made in January 1998, 1999 and 2000 in the amounts of 100,000, 125,000, and 150,000 shares, respectively. The stock options awarded hereunder shall have a strike price set at a slight premium above the market price of Silverado common shares as of the date you formally commence your employment. These awards will vest immediately upon the achievement of mutually agreed-



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Mr. Timothy G. Bruer
Page 3 of 5                                                  February 28, 1997


                   upon individual and corporate performance targets. You can expect to receive meaningful stock option awards in subsequent years, assuming reasonable levels of individual and Company performance.

        III. Signing Bonus/Principal Home Loss Recovery: To reduce the economic impact of any reasonable loss on the sale of your principal residence in Southern California (your "Home"), Silverado will protect you against such loss up to $100,000.00. To that end Silverado shall pay you $50,000.00 within the first five (5) business days of your employment with the Company as a non-recoupable advance of the "Recovery Amount." The "Recovery Amount" shall be measured by the difference between the adjusted basis of your Home and amount realized upon the sale of your Home unadjusted by the closing costs, brokerage commissions/fees or other amounts recoverable by you pursuant to Section V. The amounts payable to you pursuant to this Section shall be grossed up for income tax purposes. In no event shall the Recovery Amount and the grossed up amounts exceed $100,000.00. Other than the non-recoupable advance, the Recovery Amount shall be paid within the first five (5) business after you present me with the documentation verifying your calculation of the Recovery Amount.

        IV. Automobile: Silverado will lease and provide you with the use of an appropriate automobile over the course of your employment, as well as paying all of the reasonable costs associated with operating that vehicle. The lease of the automobile should be reviewed and approved in advance by me.

        V. Relocation: A customized relocation package will be offered to you which shall include, although not be limited to, the benefits listed below. All expenses in excess of $5,000.00 shall be reviewed and approved in advance by me. It is our intention that you have an adequate period of time to select and secure an appropriate residence in Tulsa for the family and to secure schooling for the children that is consistent with your standards and wishes.

                A. The physical move and storage (if required) of a reasonable amount of personal/household goods and up to two automobiles for personal use.

                B. Temporary housing in Tulsa and Southern California, as
                   required.

                C. Two house-hunting trips to Tulsa following acceptance of this offer.

                D. Air (coach class) and ground transportation between Southern
                   California and Tulsa.

                E. Reimbursement for the brokerage commissions/fees (closing costs and other fees) associated with the disposition of your current principal


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               residence in Southern California, as well as the closing costs associated with the purchase of a suitable residence in Tulsa.

          F. Any reasonable expenses not previously referenced as incurred by you in connection with your relocation.

     VI. Announcements: We shall mutually agree upon the press release announcing your departure from Nestle USA and your acceptance of Silverado's offer. You shall have the right to review the press release with Nestle USA prior to giving your approval, provided that your approval is given within a reasonable period of time.

     VII. Benefits: You will be eligible for the full array of benefits awarded senior executives at Silverado, to include, although not be limited to, medical and dental insurance, pension, and life insurance. A summary of these benefits will be provided to you immediately under separate cover.

     VIII. Severance: Should you be terminated without cause, you shall be eligible to receive "severance benefits" for (x) a period of nine (9) months (beginning on the date you are effectively terminated) or (y) until you commence equivalent alternative employment, whichever occurs first. "Severance benefits" shall mean (x) your bi-monthly base salary as described in Section II, Part A and (y) benefits as described in Section
     VII. "Equivalent alternative employment" shall mean a position that is substantially similar in scope and responsibility to the responsibilities summarized in Section I.

     IX. Change in Control: Upon a "change in control" within two years from the commencement of your employment with Silverado, you shall immediately vest in the restricted stock described in Section II, Part C, Subsection 1 and the stock options described in Section II, Part C, Subsection 2. A "change in control" shall mean either a change in the beneficial ownership of the shares which represent voting control of the Board of Directors of the Company or a sale of substantially all of the assets of the Company.

     X. References and Medical Examination: This offer of employment is contingent upon satisfactory professional and personal references, which will be conducted on our behalf by Korn/Ferry International, as well as a satisfactory medical examination. Such an examination should be conducted by a physician of your choosing, with the costs to be reimbursed by Silverado.

     XI. Start Date: April 21, 1997.

     My colleagues and I are delighted by the prospect of working with you in the coming years to build the premier brands, products and team that we know are possible for Silverado. We are committed to supporting you fully in the quality development of the perceived potential of
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Mr. Timothy G. Bruer
Page 5 of 5                                                   February 28, 1997



Silverado, as well as your own personal and professional objectives. On a personal note, I am excited by the prospect of working together as partners in the future. Cindy and I look forward to welcoming you, Peg and your children to Tulsa and to doing whatever we can to make the experience a successful and satisfying one. Please do not hesitate to contact me or Andy Knox with any questions you may have about our offer of employment. I will expect your positive response to this offer no later than March 5, 1997.



                                        Sincerely,

                                        /s/ LAWRENCE D. FIELD
                                        ___________________________
                                        Lawrence D. Field
                                        Chairman
                                        Silverado Foods, Inc.

Accepted:



/s/ TIMOTHY G. BRUER
____________________________            Date: 3/2/97
Timothy G. Bruer